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Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, Texas 77002

May 20, 2002

MarkWest Energy Partners, L.P.
155 Inverness Drive West
Suite 200
Englewood, Colorado 80112

Ladies and Gentlemen:

    We have acted as counsel to MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and MarkWest Energy GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the Partnership of up to an aggregate of 2,415,000 common units representing limited partner interests in the Partnership (the "Common Units"). We have participated in the preparation of the Partnership's registration statement on Form S-1 (Commission File No. 333-81780) (the "Registration Statement") and an additional registration statement of the Partnership filed on Form S-1 in accordance with General Instruction V. of Form S-1 and Rule 462(b) promulgated under the Securities Act for the purpose of registering additional common units in the amount of $1,207,500 (the "Additional Registration Statement") to which this opinion is filed as an exhibit. The Additional Registration Statement incorporates by reference the contents of the Registration Statement, including a prospectus (the "Prospectus") included as part of the Registration Statement. The Registration Statement and the Additional Registration Statement are referred to herein collectively as the "Registration Statements." Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

    As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Uniform Revised Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

    Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

    (1) The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act; and

    (2) The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statements, will be duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the statements with respect to us under the heading "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Additional Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

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                                                          Very truly yours,

                                                          /s/ VINSON & ELKINS L.L.P.
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